Exhibit 10.5

Contract of Developing Application of Blockchain Technology to Upgrad Full

Industry Chain of Brewery

Party A: UBI Hong Kong Blockchain Internet Ltd (“UBIHK”)

Legal representative or person in charge: Tony Liu

Location: Cyberport in Hong Kong

Party B: Heilongjiang Province TongFangZhuoXin Brewing Co., Ltd.

Legal representative or person in charge: Yang Wang

Location: LianZhuShan MiShan City, Heilongjiang Province

Party C: Global Blockchain Cooperation Alliance (“GBCA”)

Legal representative or person in charge: Tony Liu

Location: Cyberport, Hong Kong

Under the relevant rules and regulations of “Contract Law of the People’s Republic of China”, the above parties have reached a consensus to sign this contract within the meaning of the framework of the prior strategic agreement signed by the said both parties.

1. Project Title: Project of Comprehensive Upgrading Organic Whole Wheat Brewing with Application of the Blockchain Technology

2. The Current Status, Reality, and Trends Domestically and Abroad for Technology Development Like This Project:

Since its birth in 2009, the blockchain technology started to be gradually highly valued by 2014. The first year in which this techconolgy started to be officially implemented in commerce and industry is 2018. As the blockchain is a disruptive technology that affects the work and life of human beings, it has a wide range of applications and vast potentials in the future, and it will an era of the blockchain in the coming decadeor even longer in the time to come!

3. The Target Technology Development of the Research and Development in This Project:

As Party A is in the world’s leading edge of the blockchain technology, and Party C’s alliance members including its experts and scholars are leaders in the industry, this project is considered reaching the international standards. Party A is expected to provide Party B with technology upgrading services, so as to keep this project in the world’s leading edge.

4. Total investment: 7 million RMB (￥7,000,000)

The investment consists of three phases, including nine periods.

Phase I: The Blockchain Tracking System 2018. The time frame shall be August 2018 to July 2019.

Project Standards: Based on the blockchain distributed ledger, and smart contracts, an alliance chain tracking system shall be established for the monitoring and control of safety and quality of the organic whole wheat brewing process with time stamps, so that consumers have full access to the information, enabling the interactions between the brewery and its consumers, thus creating the first a beer of consumers’ own!

Period 1. Project due diligence and structural design. The time frame shall be from January 2019 to December 2019.

Party B shall pay ￥400,000 to Party A within seven days

Party A will have its project team on site of Party B’s to conduct a due diligence inspection to fully understand the organic whole wheat beer in terms of its quality standard, safety and control process, the upstream and downstream of the full supply chain, logistics, and market distribution channels, transitioning brewery needs into a blockchain language. The project structural design shall be completed. This job shall be completed within 60 days upon receipt of payment. Upon reaching a consensus with Party B, the project shall enter its Period 2.

Period 2. The building of the project technology system. Timeframe: November to December 2018.

A consensus based on the achievement of Period 1, Party A shall start the building of the project technology system and complete it within 60 days. Party B shall make a second payment in the amount of ￥300,000 by 12/31/2018. Upon receipt of the said payment, Party A’s project team and training staff shall be on site at Party B’s locations to prepare the system construction, installation, and related training.

Period 3. Project installation, training, and post-sale service. Timeframe: January to July, 2019.

The project team shall be on site at Party B’s to conduct installation, and technical training on January 5, 2019. The installation shall take 10 days, and the training 5 days. The project shall then provide Class One service for one year, Class Two service for five times, Class Three service for two times. Upon completion of the project, Party A and Party B shall finish a handover process, and Party B shall pay the balance in this phase of ￥300,000 to Party A by 7/31/2019.

Phase II. The Blockchain Super System 2019, ￥300,000. Timeframe January 2019 to December 2019.

Project Standards: Combined with the ERP system, the blockchain technology shall upgrade Party B’s quality, safety, and management standards for the brewing of the organic whole wheat beers. Specifically, to make Party B a top notch brewery in China’s brewing industry, or even a worldwide reputed enterprise in terms of six dimensions, namely, enterprise cashflow management, a full industry chain, information access, logistics, human resources, and the cultural branding, making it a model enterprise applying the blockchain technology for the industry.

Period 1. Project due diligence, and structural design. Timeframe: January to March 2019.

Period 2.The design and building of the project technology system. Timeframe: April to July, 2019. Party B shall pay Party A the first period payment of ￥1,000,000 in April.

Period 3. Project installation, training, and post-sale service. Timeframe: August, 2019 to December 2019, Party B shall make the second period payment in the amount of ￥1,500,000 to Party A in August.

Upon check up and handover of the Blockchain Super System 2019 between Party A and Party B, Party B shall pay Party A the period balance of ￥500,000.

Phase III: Blockchain Intelligent System 2020. The time frame shall be from January 2020 to December 2020.

Project Standards: Smart development of the enterprise. It is the direction and mega trend in the next ten years to build smart enterprise. The combination of the blockchain technology and other modern technologies such as the artificial intelligence shall bring hope and feasibility for such goals. The core of the Blockchain Intelligent System 2020 is the blockchain technology, incorporating other high techs such as the artificial intelligence (“AI”), the augmented reality (“AR”), the virtual reality (“VR”), Internet of Things (“IoT”), robotics, 3D printing and drones. Smart enterprises are thus created.

Period 1. Due diligence and structural design. Timeframe: January to April 2020. Party B shall make the first period payment of ￥1,500,000 to Party A in April.

Period 2. The design and building of the project technology system. Timeframe: May to August, 2020. Party B shall pay Party A the second period payment of ￥1,000,000 in August.

Period 3. Project installation, training, and post-sale service. Timeframe: September, 2020 to December 2020, Party B shall make the third period payment in the amount of ￥500,000 to Party A in by 12/31/2020.

5. Confidentiality Clause

Party A and Party B (the “Parties”) are obligated to keep confidentiality to the technology material in the contract within the valid period of the contract.

The Parties shall, within three years upon completion of the contract, undertake the obligation of confidentiality to the following technology data: The Blockchain Tracking System 2018, The Blockchain Super System 2019, The Blockchain Intelligent System 2020.

6. Liabilities of the Contract Breach:

(1)	In case either party defaults in its obligation pursuant to the contract, resulting in delay, suspension, or failure in the research and development of the contract, the liable Party shall pay a breach penalty to the other Party in an amount equal to 5% of the contract amount;

(2)	In case of nonfeasance or failure to fulfill its obligation in the contract by either party, the liable party shall pay a penalty to the other party in an amount equal to 5% of the contract investment;

(3)	Either party that violates its responsibility of confidentiality, the liable party shall pay a penalty to the other party in an amount equal to 5% of the contract investment and pay for damage if such violation results in a damage.

7. Intellectual Property Ownership and Sharing

All research and development achievement and intellectual properties from the project under this contract belongs to Party B (limited to Phase I):

(1)	In case Party B transfers the intellectual property, Party A has the preemptive right;

(2)	Party A as the principal entity of the project research and development has the right of authorship.

8. Risk Sharing by Both Parties in the Contract Cooperative Development

In the course of executing this contract, if failure or partial failure occurs due to insurmountable technical difficulties, Party A shall take responsibility. However, if such failure or partial failure is due to Party B’s insufficient cooperation, Party B shall take the responsibility.

9. After confirmation to the cooperation and the signing of this contract, Party A is willing to cooperate and provide its ideas with respect to Party B’s intention to go public, and provide going public planning for discussion between the both Parties.

10. Solutions to disputes that arise out of the contract. In the course of executing this contract, if disputes arise between the Parties, a friendly negotiation shall be resorted. If such disputes fail to be so resolved, the Parties shall seek a solution from Beijing International Arbitration Center.

11．Party C is responsible for technology support and project appraisal.

　　This Contract is executed in triplicate, effective from the date of signature and seal of the parties.

Party A:	UBI Hong Kong Blockchain Internet Ltd. (UBIHK)

Signed:	/s/ Tony Liu	(Seal)

Date:	8/26/2018

Location:	Harbin

Party B:	Heilongjiang Province TongFangZhuoXin Brewing Co., Ltd.

Signed:	/s/ Yuting Zhou	(Seal)

Date：	8/26/2018

Location：	Harbin

Party C:	Global Blockchain Cooperation Alliance (“GBCA”)

Signed:	/s/ Tony Liu	(Seal)

Date：	8/26/2018

Location：	Harbin